FOR IMMEDIATE RELEASE

American Realty Capital Properties

Announces Monthly Common Stock and Series F Preferred Stock Dividends for March 2014

Following Recent Cole Merger, Annualized Common Stock Dividend Increased to $1.00 per Share

New York, New York, February 19, 2014 — American Realty Capital Properties, Inc. (“ARCP”) (NASDAQ: “ARCP”) announced today that, pursuant to the prior authorization of its board of directors, ARCP has declared an annualized dividend of $1.00 per share to be paid monthly to stockholders of record at the close of business on the 8th day of each month, payable on the 15th day of such month, effective with the closing of ARCP’s acquisition of Cole Real Estate Investments, Inc., which occurred on February 7, 2014. Accordingly, on March 14, 2014, ARCP will pay a distribution of $0.0833333 per share to stockholders of record at the close of business on March 7, 2014.

Additionally, ARCP will pay a monthly dividend to holders of its 6.70% Series F Cumulative Redeemable Preferred Stock, par value $0.01 per share (“Series F Preferred Stock”), in respect of the period commencing February 15, 2014 through March 14, 2014, on March 17, 2014. Holders of Series F Preferred Stock on March 1, 2014 will be eligible to receive such dividend. The dividend for the Series F Preferred Stock accrues daily on a 360-day annual basis equal to an annualized dividend rate of $1.675 per share, or $0.1395833 per 30-day month.

About ARCP

ARCP is a self-managed publicly traded Maryland corporation listed on The NASDAQ Global Select Market, focused on acquiring and owning single tenant freestanding commercial properties subject to net leases with high credit quality tenants. Additional information about ARCP can be found on its website at www.arcpreit.com. ARCP may disseminate important information regarding it and its operations, including financial information, through social media platforms such as Twitter, Facebook and LinkedIn.

Forward-Looking Statements

Information set forth herein (including information included or incorporated by reference herein) contains "forward-looking statements" (as defined in Section 21E of the Securities Exchange Act of 1934, as amended), which reflect ARCP's expectations regarding future events. The forward-looking statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from those contained in the forward-looking statements. Such forward-looking statements include, but are not limited to, market and other expectations, objectives, intentions, as well as any expectations with respect to estimates of growth, including funds from operations and adjusted funds from operations and other statements that are not historical facts. Additional factors that may affect future results are contained in ARCP's filings with the SEC, which are available at the SEC's website at www.sec.gov. ARCP disclaims any obligation to update and revise statements contained in these materials based on new information or otherwise.

Contacts

Anthony J. DeFazio	Brian S. Block, CFO, Treasurer, Secretary and EVP
DDCworks	American Realty Capital Properties, Inc.
tdefazio@ddcworks.com	bblock@arcpreit.com
Ph: 484-342-3600	Ph: 212-415-6500